     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1999



                                                      REGISTRATION NO. 333-73223

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

                BERMUDA                                     7382                                 NOT APPLICABLE
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                              THE GIBBONS BUILDING
                           10 QUEEN STREET, SUITE 301
                             HAMILTON HM 11 BERMUDA
                                (441) 292-8674*
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         ------------------------------

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

*Tyco International Ltd. maintains its registered and principal executive offices at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda. The executive offices of Tyco's principal United States subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

                         ------------------------------

                                   COPIES TO:
                             JOSHUA M. BERMAN, ESQ.
                             ABBE L. DIENSTAG, ESQ.
                      KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______


    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS



                                     [LOGO]

                              57,873 COMMON SHARES


                                ---------------


    The common shares of Tyco International Ltd. covered by this document are being offered and sold by the selling shareholders named in this document. Each of the selling shareholders is a former stockholder or optionholder of Progressive Angioplasty Systems, Inc., which was acquired in 1997 by United States Surgical Corporation. US Surgical was acquired by Tyco in October, 1998. Tyco will not receive any of the proceeds from the sale of the shares offered by the selling shareholders.



    No underwriting is being used in connection with this offering of common shares, and the common shares are being offered without underwriting discounts. Tyco will pay the expenses of this registration. The selling shareholders will pay any brokerage commissions, discounts and fees. Consequently, a selling shareholder's net proceeds from its sale of shares will be the sales price of the shares sold, less expenses.



    Tyco's common shares are traded on the New York Stock Exchange and on the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI". On March 17, 1999, the last sale price for Tyco common shares, as reported on the New York Stock Exchange, was $73.440 per share.


                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                            ------------------------


                 The date of this prospectus is March 18, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    Tyco files annual, quarterly and current reports, proxy statements and other information with the SEC. Tyco's filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Tyco files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows Tyco to "incorporate by reference" information filed with the SEC, which means that Tyco can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about Tyco that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this document, and later information filed with the SEC may update and supersede this information. Tyco incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934 prior to the end of the offering of common shares under this document.

    1. Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 1998, except for Part II Items 6, 7, 7A and 8.

    2. Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998.


    3. Current Reports on Form 8-K and Form 8-K/A filed on May 13, 1998, December 10, 1998 and December 11, 1998.



    4. The description of Tyco's common shares set forth in Tyco's Registration Statement on Form 8-A/A filed on March 1, 1999.


    You may request a copy of these filings at no cost, by writing or calling Tyco at the following address and telephone number:

       Tyco International Ltd.
       The Gibbons Building
       10 Queen Street
       Hamilton HM11, Bermuda
       (441) 292-8674

    Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. TYCO HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SHAREHOLDERS WILL NOT MAKE AN OFFER OF THE COMMON SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Where You Can Find More Information.......................................     i
The Company...............................................................     2
Current Developments......................................................     2
Use of Proceeds...........................................................     3
Selling Shareholders......................................................     3
Plan of Distribution......................................................     7
Legal Matters.............................................................     7
Experts...................................................................     7

                                  THE COMPANY

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components and designs, manufactures, installs and services undersea cable communication systems;

    - designs, manufactures and distributes disposable medical supplies and other specialty products, and conducts vehicle auctions and related services;

    - designs, manufactures, installs and services fire detection and suppression systems and installs, monitors and maintains electronic security systems; and

    - designs, manufactures and distributes flow control products.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

    On July 2, 1997, a wholly-owned subsidiary of what was formerly called ADT Limited merged with Tyco International Ltd., a Massachusetts corporation. Upon consummation of the merger, ADT, the continuing public company, changed its name to Tyco International Ltd.

    Tyco's registered and principal executive offices are located at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11, Bermuda, and its telephone number is (441) 292-8674. The executive offices of Tyco's principal United States subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

                              CURRENT DEVELOPMENTS

PENDING ACQUISITION OF AMP

    On November 22, 1998, a subsidiary of Tyco entered into a definitive merger agreement for the acquisition of AMP Incorporated. It is estimated that Tyco will issue up to approximately 186.0 million common shares for delivery by its subsidiary to the former shareholders of AMP in the merger. AMP designs, manufactures and markets electronic, electrical and electro-optic connection devices and associated application tools and machines. AMP had annual revenues of approximately $5.5 billion in 1998.

    The acquisition of AMP, which will be accounted for as a pooling of interests, has been structured so that AMP shareholders will receive for each of their shares of AMP common stock a fraction of a Tyco common share valued between $51.00 and $55.95. The fraction will be determined based on the average of the daily weighted averages of the trading price of Tyco common shares on the New York Stock Exchange for the 15 trading days ending on March 26, 1999, which is the fourth trading day prior to the date of the special meeting of AMP shareholders to vote on the merger.

    Tyco has identified certain risks in connection with the AMP acquisition, including:

    - The benefits to Tyco and its shareholders of the merger are predicated on the assumption that the merger will be accretive to Tyco's earnings per share, but this will only be the case if Tyco can efficiently integrate AMP with Tyco's existing operations. On a pro forma basis, which combines the financial results of the two companies based upon their historical performance, the merger is not accretive to earnings per share. Tyco expects that the merger will be accretive if it can realize cost savings and synergies through the combination of the two companies. In this regard, Tyco's management believes that it can continue to implement and enhance AMP's profit improvement plan, which involves staff reductions, plant closings and consolidations and other cost cutting activities. Tyco has in the past been successful in integrating prior acquisitions and realizing anticipated earnings benefits. However, with facilities in 53 countries and approximately 48,500 employees worldwide, AMP is substantially larger than the largest company previously integrated by Tyco's management. It is possible that Tyco will not be able to integrate AMP in a manner that achieves the desired savings and other benefits. Also, it may take longer to achieve these savings and other benefits than anticipated by Tyco's management. If so, Tyco's earnings-per-share performance, which is driven in part by the success of its acquisitions, is likely to suffer.

    - The AMP acquisition could significantly increase the effects of the downturn in the Asian economy on Tyco. Historically, only 3% of Tyco's revenues were attributable to Tyco's Asian operations, as opposed to 20% of AMP's revenues. The effect of the downturn has been more pronounced on AMP because of AMP's greater dependence on Asian business. Tyco cannot predict how long the economic downturn in Asia will persist.


    The consummation of the AMP transaction is contingent upon approval by the AMP shareholders of the merger, approval by the Tyco shareholders of the issuance of the Tyco common shares to be delivered in connection with the merger and other customary conditions. Special meetings of the shareholders of Tyco and AMP to consider these matters have been scheduled for April 1, 1999. Tyco expects that the closing of the AMP transaction will occur shortly after receipt of the required shareholder consents. There is no assurance that the AMP acquisition will be consummated.



    AMP is subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, files reports, proxy statements and other information with the SEC. Tyco has filed a registration statement on Form S-4 with the SEC in respect of the AMP transaction which has been declared effective.


                                USE OF PROCEEDS

    All net proceeds from the sale of the common shares offered hereby will go to the selling shareholders. Tyco will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

                              SELLING SHAREHOLDERS

    The selling shareholders are former stockholders or optionholders of Progressive Angioplasty Systems, Inc. PAS was acquired by United States Surgical Corporation under the terms of an agreement and plan of merger dated February 4, 1997 and amended as of August 6, 1997. Pursuant to this merger agreement, US Surgical issued shares of its common stock to the PAS stockholders with an aggregate value of approximately $73.8 million. US Surgical also agreed to assume the outstanding PAS stock options, which became options to acquire US Surgical common stock.


    In addition, the merger agreement between US Surgical and PAS provided that the former PAS stockholders, and former PAS optionholders following exercise of their options, would be entitled to receive, without payment of any additional consideration, in the aggregate:


        1. US Surgical common stock with a value of up to $25 million, some of which was paid upon closing of the merger, if certain milestones related to the business of PAS were achieved. This stock is referred to as "milestone consideration."

        2. US Surgical common stock with a value of up to $50 million, some of which was paid upon closing of the merger, if specified net sales of catheters, stents and radiation products embodying PAS's proprietary technology were achieved at various times through December 31, 2003. This stock is referred to as "earn out consideration."

    On October 1, 1998, Tyco acquired US Surgical. Under the terms of the agreement and plan of merger between Tyco and US Surgical, Tyco agreed to assume the obligation of US Surgical to deliver additional stock to the former PAS stockholders and optionholders, except that Tyco common shares would be delivered rather than shares of US Surgical common stock. The common shares offered by this document and listed below are shares that were issued to the former PAS stockholders or are issuable to former PAS optionholders as a result of the occurrence of certain milestone events or as earn out consideration for sales of products during the period just prior to the merger of Tyco and US Surgical through January 1, 1999. Additional common shares may be offered in the event that



    - other former PAS optionholders who are entitled to receive milestone consideration or earn out consideration upon exercise of their options exercise such options;


    - additional milestone consideration or earn out consideration becomes payable to former PAS stockholders and optionholders; or


    - additional common shares are issued to the selling shareholders by way of adjustment to milestone consideration or earn out consideration they have previously received,



and the recipients of such additional shares elect to have their additional shares offered. In addition, certain former PAS stockholders and optionholders that have received milestone consideration and earn out consideration but have not elected to have their shares offered may elect to do so in the future. If any additional common shares are to be offered, this document will be appropriately supplemented or amended.



    On February 19, 1999, US Surgical commenced an action in the United States District Court for the District of Delaware against one of the selling shareholders. (United States Surgical Corporation v. Frank Litvack, Civil Action No. 99-088). The action seeks a declaratory judgment that the terms of the merger agreement between US Surgical and PAS do not prohibit US Surgical from discontinuing any business or operations conducted by PAS prior to its merger with US Surgical or give any right or remedy to the former PAS stockholders and optionholders as a result of such discontinuance.



                                                                COMMON SHARES                       COMMON SHARES
                                                                 BENEFICIALLY                       BENEFICIALLY
                                                              OWNED PRIOR TO THE   COMMON SHARES   OWNED AFTER THE
NAME OF SHAREHOLDER                                                OFFERING       OFFERED HEREBY      OFFERING
------------------------------------------------------------  ------------------  ---------------  ---------------
Yanira L. Amaya.............................................               4                 4               --
William A. Arndt............................................              11                11               --
Arnhold & S. Bleichroeder, Inc. (for Gary Fuhrman)..........             119               119               --
Arnhold & S. Bleichroeder, Inc. (for Michelle Drasher)......              38                22               16
Angela Ayrapetian...........................................               8                 4                4
Scott Baldwin...............................................              53                53               --
Laura L. Bauer..............................................              11                 6                5
Howard Berlin...............................................              99                89               10
Walter Blair................................................          25,346             2,099           23,247
John Bohan..................................................             314                11              303
Barry Calvarese.............................................             769               421              348
Edward Casey................................................              15                15               --
Steven Casey................................................              24                24               --
Ary S. Chernomorsky.........................................             195               181               14
Irvin Cooper................................................             131                49               82
Laura N. Dietch.............................................           4,446               166            4,280
Catherine Diez-Luckie.......................................          13,243               744           12,499
Neal Eigler.................................................         177,549             7,579          169,970

                                                                COMMON SHARES                       COMMON SHARES
                                                                 BENEFICIALLY                       BENEFICIALLY
                                                              OWNED PRIOR TO THE   COMMON SHARES   OWNED AFTER THE
NAME OF SHAREHOLDER                                                OFFERING       OFFERED HEREBY      OFFERING
------------------------------------------------------------  ------------------  ---------------  ---------------
Evelin Eigler, Trustee of the Seldon Baker Trust............             790                28              762
Hartmut & Maria Eysell, JT TEN..............................             864                31              833
Sepehr Fariabi..............................................          10,512*              229           10,283
John Friedman...............................................             105               105               --
Glen K. Furuta..............................................          14,254               587           13,667
John S. Geis................................................             618               119              499
GSAM Oracle Fund, Inc.......................................             724               724               --
Stephen J. Guptill..........................................              11                11               --
Allison Herd................................................               6                 6               --
Robert Hess and Rosemarie Hess, Trustees FBO Hess Family
  Trust, U/A/D/ dated 8/3/89................................         162,296            17,544          144,752
William Hess................................................              31                31               --
Hoegh Invest AS.............................................           2,064                77            1,987
Jerome Jackson..............................................          15,736               921           14,815
Earl L. Jackson and Julia Ender Jackson as Community
  Property..................................................             790                28              762
FBO Ronald P. Karlsberg Cardiovascular Group of Southern
  California 401(k) Profit Sharing Plan DTD 1/1/89..........           1,274                17            1,257
Edward Kosinski.............................................           1,427                53            1,374
Karen Krasney...............................................             741                15              726
Larry Kuhn..................................................              49                49               --
Martin B. Leon M.D..........................................           1,486               166            1,320
Frank Litvack...............................................         359,675            17,950          341,725
Litvack-Curtis Children's Trust, Robert Harabedian,
  Trustee...................................................          19,916             1,013           18,903
Imelda Lopez................................................               4                 4               --
Yoh Chie Lu.................................................             259               259               --
Gail A. Macko...............................................             294                25              269
Cecilia Madriz..............................................               2                 2               --
Patrick A. McBrayer.........................................              11                11               --
Barry D. Meyer..............................................              17                17               --
David B. Modesitt...........................................              13                13               --
David Moyne.................................................              25                22                3
August J. Neudecker.........................................             978               119              859
Kiue Nguyen.................................................               3                 3               --
Suong N. Nguyen.............................................               8                 4                4
Gerardo V. Noriega..........................................             426                70              356
Och-Ziff Capital Management, L.P............................             905               905               --
Daniel P. Paduano...........................................              97                89                8
Paine Webber in Trust of the Jonathan Edelson IRA...........              22                22               --
Paine Webber Inc., as custodian of the IRA account of Jason
  F. Fensterstock...........................................              30                30               --
Paine Webber Inc., as custodian of the IRA account of Blair
  Fensterstock..............................................             689                25              664
Kinam Park..................................................           1,757                73            1,684
Hortensia Pinon.............................................               8                 8               --

                                                                COMMON SHARES                       COMMON SHARES
                                                                 BENEFICIALLY                       BENEFICIALLY
                                                              OWNED PRIOR TO THE   COMMON SHARES   OWNED AFTER THE
NAME OF SHAREHOLDER                                                OFFERING       OFFERED HEREBY      OFFERING
------------------------------------------------------------  ------------------  ---------------  ---------------
Nathan Ramaswami............................................              86                 2               84
Kamal Ramzipoor.............................................             917               112              805
Robert L. Schmidlen.........................................             131                 7              124
J. Curt Schnackenberg.......................................              28                28               --
Gary Schonwald..............................................              54                25               29
Michael Seidel..............................................              10                10               --
Nancy Shanley...............................................             737                26              711
Dieter Stoeckel.............................................             426                 9              417
Lawrence J. Tedesco, Sr.....................................             346                12              334
Paul Teirstein M.D..........................................              84                84               --
The Phoenix Insurance Company...............................             200               179               21
The Travelers Indemnity Company.............................           1,495             1,327              168
The Travelers Insurance Company.............................           3,042             2,566              476
The Travelers Life and Annuity Company......................             159               149               10
Jocelyn Trinidad............................................               6                 3                3
Michael B. Van der Zweep....................................           2,213               203            2,010
James Whiting...............................................              15                15               --
Sally J. Wilson.............................................             529                56              473
Wilson, Sonsini, Goodrich & Rosati Profit Sharing Plan,
  Mario M. Rosati and Douglas M. Laurice, Trustees, FBO J.
  Casey McGlynn.............................................              11                11               --
WS Investment Company 96A...................................              41                41               --
Fred Zuber..................................................               6                 6               --
    Total:                                                           831,828            57,873          773,955


------------------------


*   Includes 6,611 options to purchase Tyco common shares.



    Certain selling shareholders are employees, or former employees or consultants of US Surgical and its subsidiaries.

                              PLAN OF DISTRIBUTION


    The common shares may be sold from time to time by the selling shareholders or by pledgees or donees of the selling shareholders. Such sales may be made on the New York Stock Exchange or other exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions at negotiated prices. The manner in which sales of common shares can be made include:

    - ordinary brokerage transactions;

    - transactions in which a broker solicits purchasers;

    - block trades;

    - purchases by a broker or dealer as principal and resale by such broker dealer for its account;

    - put or call option transactions relating to the common shares; or

    - transactions directly between seller and purchaser without a broker-dealer.

Common shares that qualify for sale in accordance with Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this document.

    Brokers or dealers involved in the sale may receive commissions or discounts in connection with such sale in amounts to be negotiated. A broker or dealer that acts as agent for a purchaser of common shares would be paid by the purchaser. The selling shareholders and any broker-dealers who act in connection with the sale of the common shares that are offered by this document may be deemed underwriters for purposes of the Securities Act. Any commissions broker-dealers receive and profits they make on resale might be deemed underwriting discounts and commissions.

    Tyco will pay all expenses of registration of the common shares offered hereby, other than commissions, discounts and fees of brokers, dealers or agents.

                                 LEGAL MATTERS


    Certain legal matters in connection with the Tyco common shares offered hereby have been passed upon for Tyco by Appleby, Spurling & Kempe, Hamilton, Bermuda, Bermuda counsel to Tyco. Michael L. Jones, Secretary of Tyco, is a partner of Appleby, Spurling & Kempe.


                                    EXPERTS


    The consolidated financial statements and financial statement schedule of Tyco as of September 30, 1998 and 1997 and for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, included in Tyco's Current Report on Form 8-K filed on December 10, 1998, and incorporated by reference in this document, give retroactive effect to the merger between Tyco International Ltd. and United States Surgical Corporation, and have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to certain subsidiaries its opinion is based upon the reports of other independent accountants, namely Arthur Andersen LLP and Deloitte & Touche LLP. The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance upon said reports given upon the authority of such firms as experts in accounting and auditing.


    The combined financial statements of The Sherwood-Davis & Geck Group as of and for the year ended December 31, 1997 included in Tyco's Current Report on Form 8-K/A filed on May 13, 1998 and incorporated by reference in this document have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report included therein, and have been so incorporated in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.

                            TYCO INTERNATIONAL LTD.



                              57,873 COMMON SHARES


                            ------------------------

                                   PROSPECTUS
                            ------------------------


                                 MARCH 18, 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement will be as follows:


                                                                                       TOTAL
                                                                                     ---------
SEC registration fee (actual)......................................................  $   6,196
Accounting fees and expenses.......................................................  $  10,000
Legal fees and expenses............................................................  $  20,000
Miscellaneous expenses.............................................................  $   3,804
                                                                                     ---------
                                                                                     $  40,000
                                                                                     ---------
                                                                                     ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of the Tyco Bye-laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    Tyco maintains $75 million of insurance to reimburse the directors and officers of Tyco and its subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco and or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Tyco pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 16. EXHIBITS


    The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement. Prior to July 2, 1997, the Registrant's name was ADT Limited.



EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        3.1    Memorandum of Association of Tyco (previously filed as an Exhibit to the Annual Report on Form 10-K of ADT Limited for the year ended December 31, 1992)

        3.2    Certificate of Incorporation on Change of Name from ADT Limited to Tyco International Ltd.
               (previously filed as an Exhibit to Tyco's Current Report on Form 8-K filed July 10, 1997)

        3.3    Bye-Laws of Tyco (previously filed as an Exhibit to Tyco's Form S-3 filed April 23, 1998)

        4.1    Rights Agreement between ADT Limited and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to ADT Limited's Form 8-A dated November 12, 1996)

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        4.2    First Amendment between ADT Limited and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between ADT Limited and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to ADT Limited's Form 8-A/A dated March 3, 1997)

        4.3    Second Amendment between ADT Limited and Citibank, N.A. dated as of July 2, 1997 to Rights Agreement between ADT Limited and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to ADT Limited's Form 8-A/A dated July 2, 1997)

        5.1    Opinion of Appleby, Spurling & Kempe**

       10.1    Agreement and Plan of Merger, dated February 4, 1997, by and among United States Surgical
               Corporation, USSC Del Medical, Inc. and Progressive Angioplasty Systems, Inc.*

       10.2    First Amendment, dated August 6, 1997, by and between United States Surgical Corporation, USSC Del
               Medical, Inc. and Progressive Angioplasty Systems, Inc.*

       10.3    Agreement and Plan of Merger, dated May 25, 1998, among Tyco International Ltd., T11 Acquisition
               Corp. and United States Surgical Corporation (previously filed as an Exhibit to Tyco's Form S-4 filed
               July 14, 1998)*

       23.1    Consent of PricewaterhouseCoopers**

       23.2    Consent of Arthur Andersen LLP (Houston)**

       23.3    Consent of Deloitte & Touche LLP**

       23.4    Consent of Arthur Andersen LLP (Roseland)**

       23.5    Consent of Appleby, Spurling & Kempe (contained in the opinion filed as Exhibit 5.1 hereto)**

       24.1    Power of Attorney (contained on the signature page of this registration statement)*


------------------------


*   Previously filed.



**  Filed herewith.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

           ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           PROVIDED, HOWEVER, that clauses (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registration hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town Exeter, State of New Hampshire, on the 18th day of March, 1999.


                                TYCO INTERNATIONAL LTD.

                                By:              /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                                   Mark H. Swartz
                                         EXECUTIVE VICE PRESIDENT AND CHIEF
                                            FINANCIAL OFFICER (PRINCIPAL
                                         FINANCIAL AND ACCOUNTING OFFICER)


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on March 18, 1999 in the capacities indicated below.



             NAME                         TITLE
------------------------------  --------------------------

              *                 Chairman of the Board,
------------------------------    President,
     L. Dennis Kozlowski          Chief Executive Officer
                                  and Director
                                  (Principal Executive
                                  Officer)

              *                 Director
------------------------------
     Michael A. Ashcroft

              *                 Director and Vice
------------------------------    President
       Joshua M. Berman

              *                 Director
------------------------------
      Richard S. Bodman

              *                 Director
------------------------------
         John F. Fort

              *                 Director
------------------------------
       Stephen W. Foss

              *                 Director
------------------------------
     Richard A. Gilleland

             NAME                         TITLE
------------------------------  --------------------------

              *                 Director
------------------------------
      Philip M. Hampton

              *                 Director
------------------------------
     James S. Pasman, Jr.

              *                 Director
------------------------------
       W. Peter Slusser

      /s/ MARK H. SWARTZ        Executive Vice President
------------------------------    and
        Mark H. Swartz            Chief Financial Officer
                                  (Principal Financial and
                                  Accounting Officer)

              *                 Director
------------------------------
     Frank E. Walsh, Jr.


*By:     /s/ MARK H. SWARTZ
      -------------------------
           Mark H. Swartz
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


    The following is a complete list of exhibits filed or incorporated by reference as a part of this registration statement. Prior to July 2, 1997, the Registrant's name was ADT Limited.



EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

        3.1    Memorandum of Association of Tyco (previously filed as an Exhibit to the Annual Report on Form 10-K of ADT Limited for the year ended December 31, 1992)

        3.2    Certificate of Incorporation on Change of Name from ADT Limited to Tyco International Ltd.
               (previously filed as an Exhibit to Tyco's Current Report on Form 8-K filed July 10, 1997)

        3.3    Bye-Laws of Tyco (previously filed as an Exhibit to Tyco's Form S-3 filed April 23, 1998)

        4.1    Rights Agreement between ADT Limited and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to ADT Limited's Form 8-A dated November 12, 1996)

        4.2    First Amendment between ADT Limited and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between ADT Limited and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to ADT Limited's Form 8-A/A dated March 3, 1997)

        4.3    Second Amendment between ADT Limited and Citibank, N.A. dated as of July 2, 1997 to Rights Agreement between ADT Limited and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to ADT Limited's Form 8-A/A dated July 2, 1997)

        5.1    Opinion of Appleby, Spurling & Kempe**

       10.1    Agreement and Plan of Merger, dated February 4, 1997, by and among United States Surgical
               Corporation, USSC Del Medical, Inc. and Progressive Angioplasty Systems, Inc.*

       10.2    First Amendment, dated August 6, 1997, by and between United States Surgical Corporation, USSC Del
               Medical, Inc. and Progressive Angioplasty Systems, Inc.*

       10.3    Agreement and Plan of Merger, dated May 25, 1998, among Tyco International Ltd., T11 Acquisition
               Corp. and United States Surgical Corporation (previously filed as an Exhibit to Tyco's Form S-4 filed
               July 14, 1998)*

       23.1    Consent of PricewaterhouseCoopers**

       23.2    Consent of Arthur Andersen LLP (Houston)**

       23.3    Consent of Deloitte & Touche LLP**

       23.4    Consent of Arthur Andersen LLP (Roseland)**

       23.5    Consent of Appleby, Spurling & Kempe (contained in the opinion filed as Exhibit 5.1 hereto)**

       24.1    Power of Attorney (contained on the signature page of this registration statement)*


------------------------


*   Previously filed.



**  Filed herewith.